Exhibit 99.2
Gibraltar
Third-Quarter 2007
Earnings Conference Call
November 1, 2007
11/1/2007 2:55 PM

KEN
Thank you, Tolisha.
We want to thank everyone for joining us on our call this morning.
Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are outlined in the news release we issued last night — and in our filings with the SEC.
If you did not receive the news release on our third-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.
At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.
Brian.

BRIAN
Thanks, Ken.
Good morning, everyone. On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our VP of Communications and Investor Relations, we want to thank you for joining us this morning.
I’m going to begin today’s call with a quick review of our third-quarter results. Then I’ll talk about our Florence acquisition, the disposition of Hubbell’s assets, and some of the other steps we are taking to improve Gibraltar’s performance characteristics. After that, Dave will discuss our financial results in greater detail. Finally, Henning will review our corporate and segment performance, and our outlook for the fourth quarter. After our prepared remarks, we will open the call to your questions.

As we said in our news release, we generated third-quarter sales and earnings that were within the expectations we provided three months ago, even though conditions in our two largest markets, residential housing and automotive, remained challenging during the quarter.
Our sales from continuing operations were $343 million, an increase of approximately 8%, and our income from continuing operations before one-time charges was $12.8 million, or $.43 per share.
More importantly, we continue to strategically transform Gibraltar — through acquisitions, divestitures, and the streamlining of our existing businesses. All of these actions will position us for significantly improved results when the markets we serve begin to return to more normal volumes.
In early September, we acquired Florence Corporation, a leader in the storage and postal products market, with 2006 sales of approximately $80 million.
Florence sells to a number of markets that have been growing faster than GDP. With continued growth in storage and centralized delivery systems expected, the long-term trends for their product line are favorable.
It is also worth noting that Florence is not directly tied to the new-build housing cycle, evidenced by their growth this year in a sharply down market. With replacement sales, conversions of single-point locations into multiple units, and the use of centralized products in many markets — including single family, multi-family, commercial, and institutional — this is clearly a product line that is not dependent on any one market.
The Florence acquisition is consistent with our strategy of building leadership positions in niche markets and it strengthens our ability to deliver stronger and more consistent results.

Just as we are adding businesses that improve our portfolio, we are divesting those that don’t meet our market and product strategy or have the potential to meet our minimum performance targets. That review led to our decision earlier this month to sell the assets and cease the operations of our Hubbell Steel subsidiary.
When we acquired Hubbell in 1995, it broadened our product offering and diversified our customer base, giving us our initial exposure to the building products market — and introduced us to Southeastern Metals, the first building products company that we acquired, back in 1997.
So as our focus has shifted to higher value-added products and services, Hubbell no longer provided a good strategic fit.
The Hubbell sale is also part of a broader effort to improve the performance of our Processed Metal Products segment — where earlier actions included last year’s sale of our strapping operations, the elimination of our Duferco Farrell joint venture, and this year’s consolidation of two Buffalo-area steel processing facilities into a single location.
Our Processed Metal segment now has two businesses: our cold-rolled strip steel operations, with facilities in Buffalo and Cleveland, and our powdered metal business, with a U.S. location in Raleigh, North Carolina, and a plant in Suzhou, China.
Both of these are good businesses, and both have market leadership positions. With our restructuring efforts behind us, we expect this segment will generate improving results as we move into the future, a trend we began to see in the third quarter.
In the third quarter, we also made more progress with the consolidation of our facilities, with eight locations closed or consolidated thus far in 2007, and we are looking to close or consolidate additional locations. Most of these consolidations did not result in major restructuring charges, and the expenses related to those closures were included in normal operations.
Throughout our Company, we are aggressively taking steps to control and cut costs, and these efforts are ongoing.
We have continued to reshape and reposition Gibraltar by making ten acquisitions over the last 24 months (with combined annual sales of approximately $600 million), five divestitures during the last three years (with total annual sales of approximately $250 million), and accelerating our continuous improvement initiatives at all of our existing businesses, all of which is designed to improve the operating performance characteristics of the company.
By expanding our product offering, diversifying our customer base and business mix, and extending our reach into new geographic markets, we have increased Gibraltar’s strength and resiliency, enhancing our ability to succeed in a variety of operating environments, including the most severe slowdown in the residential housing market in a generation.
Many of the steps we are taking today will not only help us maximize our performance in the short term, they will also position us for new thresholds of performance as our markets improve and return to more normal levels of activity.
At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our third-quarter results, our operational performance, and our outlook for the quarter and year ahead.
Dave.

DAVE
Thanks, Brian.
Sales of $343 million dollars from continuing operations in the third quarter of 2007 increased by approximately 8% from a year ago. For the first nine months of 2007, sales from continuing operations were $1 billion dollars, up by approximately 6% when compared to the first nine months of 2006. Exclusive of acquisitions, sales were down 8% for the quarter and 7% year-to-date when compared to last year, driven primarily by the soft residential building market. Acquisitions added approximately 15% to net sales for the quarter.
Income from continuing operations before one-time charges was $12.8 million dollars, or $.43 per share, in the third quarter of 2007, compared to income of $18.2 million dollars, or $.61 per share, in the third quarter of 2006.

In the first nine months of the year, income from continuing operations before one-time charges was $35.8 million dollars, or $1.19 per share, compared to $50.0 million dollars, or $1.67 per share, in the first nine months of 2006.
The decline in income from continuing operations was in line with our expectations and was driven primarily by lower unit volume and mix changes, partially offset by aggressive efforts to control costs and streamline our operations.
Reported third-quarter income from continuing operations of $11.4 million dollars, or $.38 per share, was negatively impacted by two nonrecurring items including a restructuring charge of $400,000 dollars pre-tax, or $.01 per share net of taxes, related to the consolidation of the Company’s strip steel facilities and $1.8 million dollars, or $.04 per share, in acquisition-related purchase accounting adjustments resulting from expensing the write-up of inventories acquired in the Noll/NorWesCo and

Florence acquisitions from their historic cost basis to fair market value. The expensing of these inventory adjustments will be completed in October and impact fourth-quarter results by $.01 a share.
The cost of the previously announced planned sale and liquidation of Hubbell Steel assets amounted to a pre-tax charge of $13.9 million dollars. We also incurred a $2.9 million dollar pre-tax charge associated with the sale of our Solar Michigan operation. These charges have been recorded in the third quarter and are reflected in the results from discontinued operations. The results from Hubbell and Solar Michigan’s business operations have been reflected in the results for discontinued operations for all periods presented.
Selling, general, and administrative expenses amounted to $38.4 million dollars during the quarter, or 11.2% of sales, compared to $32.6 million dollars, or 10.2% of sales, in the same quarter of last year. SG&A expenses were impacted by costs from acquired businesses, as well as general cost increases. On a year-over-year basis, excluding acquisitions, SG&A expenses decreased by 7%.
Total interest expense amounted to $8.4 million dollars in the quarter, compared to $6.1 million dollars in the third quarter of 2006. The increase comes largely from higher average borrowing levels, resulting primarily because of acquisition activity, as well as higher overall interest rates.
The effective tax rate in the third quarter was slightly lower as a result of several discreet items, most notably a change in German tax law and a return to a provision true-up for state taxes.
Our net return on sales from continuing operations before one-time charges was 3.7% for the quarter, compared to 5.7% in the third quarter of last year.

Exclusive of discontinued operations, we generated EBITDA of $25.6 million dollars in the quarter, compared to $35.1 million dollars a year ago, with the decline largely a result of lower operating income. On a trailing 12-month basis, we have generated EBITDA of $124.6 million dollars.
During the quarter, exclusive of amounts borrowed to complete the Florence acquisition, we were able to repay approximately $21 million dollars against our revolving credit facility and we intend to repay additional amounts during the fourth quarter.
Throughout the year, we have taken a number of aggressive steps to control working capital and drive down our inventories. Excluding inventory acquired through acquisition and the impact of discontinued operations, inventories are down approximately $29 million dollars, or 13% year-to-date, and have decreased by $14 million dollars in the third quarter alone. Turns improved from 3.7 at year end to 4.6 in the third quarter, well on our way to our target of 5 turns.
Average days sales outstanding in accounts receivable were flat at approximately 53 days in the third quarter of both 2006 and 2007.
Through the first nine months of the year, capital spending amounted to approximately $13 million dollars, compared to $17 million dollars last year. Total capital spending in 2007 will be at approximately 60% of depreciation.
We have also paid approximately $4.5 million dollars in dividends during the first nine months of the year and we anticipate maintaining our current dividend rate.
During the period ended September 30th, our total debt including current maturities increased to $553.6 million dollars, largely as a result of the Florence acquisition, which we completed on August 31.

During the quarter, we amended and restated our Senior Secured Credit agreement, which covers both the bank revolving credit facility and the Term Notes. We upsized the bank facility by $75 million dollars, extended the maturity by two years, and made a number of other minor changes to covenants and pricing grids under the revolver. Borrowings to complete the Florence acquisition were made utilizing the revolver.
At September 30, we were in full compliance with the provisions of the amended facility.
Now I will turn the call over to Henning for a more detailed analysis of operations.
        .

HENNING
Thanks, Dave.
Net sales from continuing operations, as Dave noted earlier, were $343 million in the third quarter, up 8% from a year ago.
Our gross margin was 18.6%, down 2.8 percentage points compared to the third quarter of 2006, a result of lower volumes, unfavorable material cost variance, and unfavorable product mix in our building products businesses.
Our operating margin of 7.4% was down 3.8 percentage points compared to the third quarter of 2006.
Looking at the results in our two segments, Building Products generated a sales increase of 10.5% to $247 million, a result of our four acquisitions over the last 12 months, which offset sales declines in our residential building products. Gross margins were 21.9%, compared to 25.8% in the third quarter of 2006. The decline was the result of lower unit volume and unfavorable mix. Both were driven by the decline in the housing market. Even with lower volumes and mix changes, the operating margin remained strong at 11.5%.
Our Processed Metal Products segment had third-quarter sales of $95 million, roughly unchanged from a year ago. Gross margins were 9.7%, compared to 11.1% in the third quarter of 2006. The operating margin was 5.8%, up sharply from 3.3% in this year’s second quarter, but down from 7.6% in the year-ago quarter. The decrease is a function of the established pricing index in our copper business and the tighter margin spread in our steel business. With the restructuring of this business segment completed, we expect margins will continue to improve.
At this point, let me provide some commentary on our outlook for the fourth quarter and the year ahead.

In our Building Products segment, we expect to generate continued top-line growth. The commercial, industrial, and architectural markets, which represent approximately one-third of our building products activity, are slowing somewhat, but still growing. We will also benefit from our acquisition of four high value-added, growth-oriented commercial and industrial building products companies over the last 12 months, which will add annual sales of approximately $225 million.
Our participation in the new-build housing market, which is down approximately 30% compared to the first nine months of 2006, has only decreased by 10%, which indicates that we are continuing to increase our market share with new products, focused market programs, and outstanding customer service.
In our Processed Metal Products segment, the consolidation of our strip steel facilities, the disposition of our Hubbell assets, and consistent volumes at our powered metal business put us in a good position to continue the improved performance of that business.
In addition to the acquisition and divestiture activity that Brian talked about, we are infusing elements of lean manufacturing into all of our businesses, which will include further consolidations and streamlining of our operations.
Reducing our total cost to produce and distribute our products will continue to be our focus — and will improve our core operating characteristics. Additional major expenditures for streamlining are not expected.
Looking ahead, in light of the normal fourth-quarter seasonal slowdown in the building and automotive markets, and considering the continued approximately 30% downturn in the building market, we expect our fourth-quarter EPS from continuing operations, before any one-time items, will be in the range of $.12 to $.16, which compares to $.20 in the fourth quarter of 2006, barring a significant change in business conditions.
We have made significant progress in reshaping and improving our businesses core operating characteristics in 2007. We are positioned to generate higher levels of returns in 2008 if current market conditions prevail and we are postured to exceed as the housing market rebounds.
At this point, I’ll turn the call back over to Brian.

BRIAN
Thanks, Henning.
Before we open the call to your questions, let me make a few closing comments.
We are continuing to refocus our business to achieve improved operating performance objectives by moving into higher value-added, higher-margin areas of activity.
We are continuing to strengthen our leadership positions in niche segments of large and growing markets. We continue to cut costs and extract efficiencies from our operations. And we’ve got a great team of people, all focused on the same goals, working together — with a large part of their compensation directly aligned with creating shareholder value.
This is a formula that has proven successful for Gibraltar over the last 35 years, and which has allowed us to produce record results in 11 of our

13 years as a public company, and to quickly bounce back after market disruptions like we are currently experiencing in the housing market.
We are confident that we are taking the right steps to position Gibraltar as a stronger, leaner, better positioned company, poised to again generate record results once the markets we serve rebound.
While we are always striving for record performance for our shareholders, we need to keep in mind we should have our second-best year in the company’s history while in a very difficult environment. I think this bodes well for our future.
We also worked through a number of issues in 2007, including:
☐  We started the year with excess inventory that has been reduced by $36 million year-to-date, and that inventory has been replaced with the proper amounts that now have the right spread between the cost and selling price.
☐  We have streamlined, consolidated, and restructured our Processed Metal operations, including the sale of the Hubbell assets.
☐  We have consolidated our Building Products operations, which will not impact sales but will reduce costs.
All of this has repositioned the business.
Similar to last year, we are seeing a year end tightening of inventory by both the retail and wholesale channels, on top of already-low demand in the housing market. We also anticipate that our results comparing the third quarter to the fourth quarter of this year will be similar to the pattern from last year.
That concludes our prepared comments. At this point, we’ll be glad to answer any of your other questions.

Q & A Session
Thank you for joining us this morning, and for your continuing interest in Gibraltar.
We look forward to talking with you again in three months, and updating you on our continued progress.

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